CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 dated the date hereof (the “Registration Statement”) of Helius Medical Technologies, Inc. (the “Company”) of our report dated June 16, 2014 relating to the financial statements of the Company for the period from inception on March 13, 2014 to March 31, 2014 and our report dated June 16, 2014 relating to the financial statements of NeuroHabilitation Corporation for the fiscal year ended March 31, 2014, the period from January 22, 2013 (inception) to March 31, 2013 and the period from January 22, 2013 (inception) to March 31, 2014. In addition, we consent to the reference to our firm included under the heading “Experts” in such Registration Statement.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

September 22, 2014